Exhibit 99.2
SLEEP NUMBER
PROFIT SHARING AND 401(K) PLAN
(2022 Restatement)
First Declaration of Amendment
Pursuant to Section 11.2 of the “Sleep Number Profit Sharing and 401(k) Plan – 2012 Restatement” (the “Plan”), the undersigned amends the Plan as set forth below. This amendment applies to all Participants.
1.A new Section 3.8 is added to the Plan, effective May 30, 2022, to read as follows.
3.8    Roth In-Plan Conversion.
(a)    Effective May 30, 2022 , a Participant may, in accordance with Plan Rules, make an irrevocable Roth In-Plan Conversion election in accordance with and subject to the requirements of this Section 3.8 and as permitted under Code sections 402A(c)(4)(B) or 402A(c)(4)(E).
(b)    That portion of a Participant’s Account that is invested in a loan to the Participant is not eligible for a Roth In-Plan Conversion.
(c)    The Participant’s Safe Harbor Matching Sub-Account (which is always fully vested) is eligible for Roth In-Plan Conversion; the Participant’s Matching Contribution Account (other than the Safe Harbor Matching Sub-Account) and/or Profit Sharing Contribution Account is not eligible for a Roth In-Plan Conversion unless each such respective Account is fully vested.
(d)    A Roth In-Plan Conversion will continue to be subject to the same vesting, distribution and in-service withdrawal restrictions that would be imposed on such amounts if they had not been transferred in connection with the Roth In-Plan Conversion. To give effect to this requirement, Accounts (and respective sub-accounts) will be transferred as follows:
(i)    a Roth In-Plan Conversion of amounts in the Participant’s Rollover Account will be transferred to the Participant’s Roth Rollover Account;
(ii)    for a Participant who has experienced a Severance from Employment or has attained age 59½, a Roth In-Plan Conversion of amounts in such Participant’s 401(k) Contribution Account will be transferred to the Participant’s Roth Rollover Account;
(iii)    for a Participant who has not experienced a Severance from Employment or has not attained age 59½, a Roth In-Plan Conversion of amounts in such Participant’s 401(k) Contribution Account will be transferred to the Participant’s Roth 401(k) Account;
(iv)    a Roth In-Plan Conversion of amounts in a Participant’s Safe Harbor Matching Sub-Account, vested Matching Contribution Account and vested Profit Sharing Account will be transferred to the Participant’s Roth Restricted Account; and

(v)    An Alternate Payee who is the current or former spouse of a Participant or a Participant’s Beneficiary who is the Participant’s surviving spouse may elect a Roth In-Plan Conversion.
(e)    A Roth In-Plan Conversion may not be made for an amount that is less than One Thousand Dollars ($1,000.00).
2.Section 4.1(a) is amended, effective May 30, 2022, to read as follows.
(a)    For each Participant, the following Accounts will be established and maintained:
(i)    a 401(k) Contribution Account to which there will be added any 401(k) Contributions (including a sub-account for Catch-Up Contributions) made by the Participant;
(ii)    a Roth 401(k) Contribution Account to which there will be added any Roth 401(k) Contributions (including a sub-account for Catch-Up Contributions) made by the Participant and certain Roth In-Plan Conversations made pursuant to Section 3.8;
(iii)    a Matching Contribution Account, to which there will be added any Matching Contributions made on the Participant’s behalf together with a sub-account established and maintained for a Participant in connection with any Matching Contributions made pursuant to Section 3.4(a) that are used to satisfy the designed-based safe harbor alternative described in Code section 401(k)(12) and/or the designed-based safe harbor alternative described in Code section 401(m)(11), as provided under Sections 9.2 and 9.3 (a “Safe Harbor Matching Sub-Account”);
(iv)    a Profit Sharing Contribution Account, to which there will be added any Profit Sharing Contributions made on the Participant’s behalf;
(v)    a Rollover Account, to which there will be added any rollover contribution made by the Participant pursuant to Section 3.6(a)(i) or (ii);
(vi)    a Roth Rollover Account, to which there will be added any rollover contribution made by the Participant pursuant to Section 3.6(a)(iii) and certain Roth In-Plan Conversations made pursuant to Section 3.8; and
(vii)    a Roth Restricted Account, established for certain of a Participant’s Roth In-Plan Conversions made pursuant to Section 3.8.

3.Section 5.2(c) is amended, effective May 30, 2022, to read as follows:
(c)    Effective May 30, 2022, no Participant may elect to allocate more than twenty-five percent (25%) of his or her future Contributions (such percentage determined on the date of such Participant’s investment election with respect to future Contributions) into the Company Stock Fund.
4.The following new defined terms are added to Section 14.2, effective May 30, 2022, to read as follows.

Roth In-Plan Conversion. A “Roth In-Plan Conversion” means a direct transfer of an amount from the Participant’s vested Account (other than the Participant’s Roth 401(k) Account, Roth Rollover Account, or Roth Restricted Account) without removing the funds from the Plan to the Participant’s Roth Contribution Account, Roth Rollover Account or Roth Restricted Account in accordance with Section 3.8.
Roth Restricted Account. The “Roth Restricted Account” is the account established pursuant to Section 4.1(a)(vii).
The undersigned has caused this instrument to be executed by its duly authorized officer this 14th day of April, 2022.

SLEEP NUMBER CORPORATION

/s/ Martin S. Solhaug
By: Martin S. Solhaug
Its: Sr. Director Total Rewards

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